NEWS RELEASE
FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports Fourth Quarter and Fiscal Year 2015 Results

EVANSVILLE, Ind. – November 13, 2015 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its fourth fiscal 2015 quarter, referred to in the following as the September 2015 quarter, and fiscal year 2015:

●	Increased cash flow from operations by $85 million to $245 million in the September 2015 quarter compared to $160 million in the same prior year quarter
●	Cash flow from operations increased by $107 million to $637 million in fiscal year 2015 compared to $530 million in fiscal year 2014
●	Improved adjusted free cash flow by $58 million to $189 million for the September 2015 quarter compared to $131 million in the same prior year quarter
●	Generated adjusted free cash flow of $436 million for the fiscal year 2015 compared to $302 million in the prior year
●	Recorded net income per diluted share of $0.39 and adjusted net income per diluted share of $0.50 for the September 2015 quarter
●	Fiscal year 2016 adjusted free cash flow guidance set at $475 million

"In the September 2015 quarter, we had strong cash generation as cash flow from operations was $245 million, resulting in $189 million of adjusted free cash flow.  Additionally we increased our Operating EBITDA margins (17.1% of net sales) by more than 100 basis points from the prior year quarter.” said Jon Rich, Chairman and CEO of Berry Plastics.

“I am also pleased to report that we achieved a record $436 million of adjusted free cash flow in fiscal 2015, which exceeded our original target of $320 million set one year ago by $116 million.  Additionally, each of our segments increased their operating EBITDA margins in fiscal 2015 on a year-over-year basis, with the largest increase of 140 basis points coming from our Flexible Packaging segment," stated Rich.

September 2015 Quarter Results
For the September 2015 quarter, the Company recorded net sales of $1,196 million compared to $1,310 million in the same prior year quarter.  The year-over-year decrease was primarily attributed to decreased selling prices as a result of the pass-through of lower raw material costs.

	Quarterly Period Ended (Unaudited)
Net sales (in millions of dollars)	September 26, 2015	September 27, 2014	$ Change	% Change
Rigid Open Top	$271	$290	$(19)	(7)%
Rigid Closed Top	353	396	(43)	(11	) %
Engineered Materials	345	374	(29)	(8	) %
Flexible Packaging	227	250	(23)	(9	) %
Total net sales	$1,196	$1,310	$(114)	(9	) %

For the September 2015 quarter, the Company had operating income of $107 million compared to $93 million in the same prior year quarter.  The 15% year-over-year increase was primarily attributed to a decrease in depreciation and amortization expense, a decrease in business integration expenses, an improvement in the relationship of net selling price to raw material and freight costs, and an improvement in operating performance in manufacturing partially offset by an increase in selling, general, and administrative expenses, and the negative impact from foreign currency changes.

Fiscal Year 2015 Results
For fiscal year 2015, the Company recorded net sales of $4,881 million as compared to $4,958 million for the same period of fiscal 2014.  This decrease was primarily attributed to decreased selling prices as a result of the pass-through of lower raw material costs, a negative impact from foreign currency changes, and soft customer demand in certain markets partially offset by net sales from businesses we acquired in fiscal 2014 along with volume gains in certain of our product lines.

	Fiscal Year Ended (Unaudited)
Net sales (in millions of dollars)	September 26, 2015	September 27, 2014	$ Change	% Change
Rigid Open Top	$1,055	$1,110	$(55)	(5)%
Rigid Closed Top	1,474	1,469	5	—%
Engineered Materials	1,397	1,455	(58)	(4	) %
Flexible Packaging	955	924	31	3%
Total net sales	$4,881	$4,958	$(77)	(2	) %

For fiscal year 2015, the Company had operating income of $408 million, an increase of $92 million compared to $316 million in fiscal year 2014.  The 29% year-over-year increase was attributed to an improvement in the relationship of net selling price to raw material and freight costs, operating income from businesses acquired in the last twelve months, a decrease in depreciation and amortization expense, an improvement in operating performance in manufacturing, and a decrease in business integration expenses.  These improvements were partially offset by base volume declines, an increase in selling, general, and administrative expenses, and a negative impact from foreign currency changes.

Capital Structure and Adjusted Free Cash Flow
The ratio of net debt of $3,457 million to adjusted EBITDA of $820 million for the fiscal year ended September 26, 2015 was 4.2x, representing a 0.4x improvement (reduction) during the year.  The Company’s adjusted free cash flow for the September 2015 quarter was $189 million and $436 million for fiscal year 2015.

(Unaudited)	September 26, 2015	September 27, 2014
(in millions of dollars)

Term loans	$2,388	$2,505
5½% second priority notes	500	500
5⅛% second priority notes	700	—
9¾% second priority notes (retired)	—	800
Capital leases and other	97	96
Total debt	$3,685	$3,902
Less: cash and cash equivalents	(228)	(129)
Net debt	$3,457	$3,773

Recent Development
In October 2015, subsequent to fiscal year end 2015, the Company acquired 100% of the capital stock of AVINTIV, Inc (the “Avintiv Transaction”).  Avintiv is one of the world’s leading developers, producers, and marketers of nonwoven specialty materials used in hygiene, infection prevention, personal care, and high-performance solutions.  With 23 locations in 14 countries, an employee base of over 4,500 people, and the broadest range of process technologies in the industry, Avintiv’s strategically located manufacturing facilities position it as a global supplier to many of the same leading consumer and industrial product manufacturers that Berry supplies.  Avintiv’s manufacturing facilities are strategically located worldwide near many key customers and also utilize similar key raw materials as Berry's existing business.  To finance the purchase, the Company issued $400 million aggregate principal amount of 6.0% second priority senior secured notes due 2022 and entered into an incremental assumption agreement to increase the commitments under the Company’s existing term loan credit agreement by $2.1 billion due 2022.

Outlook
“We completed our acquisition of AVINTIV, Inc. in early October and believe that the combination strengthens our global leadership position in plastics packaging and engineered specialty materials, with enhanced technology, material, and commercial capabilities.  The acquisition increases Berry’s presence in the faster growing health care and hygiene markets and positions us to better serve our global customers,” stated Rich.

Looking forward, we anticipate our fiscal year 2016 adjusted free cash flow to be $475 million, after deducting the $57 million payment in October 2015 under the Company’s tax receivable agreement.  This estimate assumes flat working capital with no change in plastic resin costs, constant currency rates as of the end of September, and no significant change in short term interest rates.  Additionally, our capital spending and cash interest costs are forecasted to be $285 million and $270 million, respectively, for fiscal 2016.  Within our adjusted free cash guidance, we are also assuming other cash taxes of $30 million and other cash uses of $45 million related to items such as acquisition integration expenses and costs to achieve synergies.

Investor Conference Call
The Company will host a conference call today, November 13, 2015, at 10 a.m. Eastern Time to discuss its fourth quarter and fiscal 2015 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1664372.  An updated investor presentation highlighting certain topics discussed on the call, along with a live webcast of the conference call can be accessed through the Company’s Investor page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning November 13, 2015, at 1 p.m. Eastern Time, to November 21, 2015, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1664372.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers.  The Company’s world headquarters is located in Evansville, Indiana, with annual combined net sales of $6.7 billion in fiscal 2015 and is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income per share and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) the ability of our insurance to cover fully our potential exposures; (13) risks that our restructuring programs may entail greater implementation costs  or result in lower costs savings than anticipated; (14) potential failure to realize the intended benefits of the Avintiv Transaction, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all; (15) increased exposure to international risks as a result of the Avintiv Transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (16) the other factors discussed in the under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)
	Quarterly Period Ended		Fiscal Year Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net sales	$1,196	$1,310	$4,881	$4,958
Costs and expenses:
Cost of goods sold	975	1,114	4,012	4,190
Selling, general and administrative	91	76	357	320
Amortization of intangibles	21	25	91	102
Restructuring and impairment charges	2	2	13	30
Operating income	107	93	408	316

Debt extinguishment	—	—	94	35
Other expense (income), net	(1)	(4)	1	(7)
Interest expense, net	39	53	191	221
Income before income taxes	69	44	122	67
Income tax expense	21	14	36	4
Consolidated net income	48	30	86	63
Net income attributable to non-controlling interests	—	1	—	1
Net income attributable to the Company	$48	$29	$86	$62

Net income per share:
Basic	$0.40	$0.25	$0.72	$0.53
Diluted	0.39	0.24	0.70	0.51

Outstanding weighted-average shares: (in millions)
Basic	119.8	117.7	119.1	116.9
Diluted	124.0	121.0	123.4	121.5

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended		Fiscal Year Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Consolidated net income	$48	$30	$86	$63
Currency translation	(13)	(16)	(45)	(16)
Interest rate hedges	(15)	7	(33)	(3)
Defined benefit pension and retiree health benefit plans	(16)	(11)	(16)	(11)
Provision for income taxes related to other comprehensive income items	12	—	18	5
Comprehensive income	$16	$10	$10	$38
Comprehensive income attributable to non-controlling interests	—	1	—	1
Comprehensive income attributable to the Company	$16	$9	$10	$37

Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	September 26, 2015	September 27, 2014
Assets:
Cash and cash equivalents	$228	$129
Accounts receivable, net	434	491
Inventories	522	604
Other current assets	199	208
Property, plant, and equipment, net	1,294	1,364
Goodwill, intangibles assets, and other long-term assets	2,351	2,456
Total assets	$5,028	$5,252

Liabilities and stockholders' equity (deficit)
Current liabilities, excluding debt	668	709
Current and long-term debt	3,685	3,902
Other long-term liabilities	728	742
Redeemable non-controlling interest	12	13
Stockholders’ deficit	(65)	(114)
Total liabilities and stockholders' equity (deficit)	$5,028	$5,252

Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Fiscal Year Ended
	September 26, 2015	September 27, 2014

Cash flows from operating activities:
Consolidated net income	$86	$62
Depreciation	259	256
Amortization of intangibles	91	102
Debt extinguishment	94	35
Other non-cash items	55	22
Working capital	52	53
Net cash from operating activities	637 ]	530

Cash flows from investing activities:
Additions to property, plant, and equipment	(180)	(215)
Proceeds from sale of assets	18	19
Acquisitions of businesses, net of cash acquired	(3)	(226)
Net cash from investing activities	(165)	(422)

Cash flows from financing activities:
Proceeds from long-term borrowings	693	1,627
Repayment of long-term borrowings	(951)	(1,687)
Proceeds from issuance of common stock	18	17
Debt financing costs	(86)	(44)
Payment of tax receivable agreement	(39)	(32)
Net cash from financing activities	(365)	(119)
Effect of exchange rate changes on cash	(8)	(2)
Net change in cash and cash equivalents	99	(13)
Cash and cash equivalents at beginning of period	129	142
Cash and cash equivalents at end of period	$228	$129

Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended		Fiscal Year Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net sales:
Rigid Open Top	$271	$290	$1,055	$1,110
Rigid Closed Top	353	396	1,474	1,469
Engineered Materials	345	374	1,397	1,455
Flexible Packaging	227	250	955	924
Total	$1,196	$1,310	$4,881	$4,958
Operating income:
Rigid Open Top	$20	$14	$71	$34
Rigid Closed Top	35	31	139	132
Engineered Materials	38	35	143	125
Flexible Packaging	14	13	55	25
Total	$107	$93	$408	$316
Depreciation and amortization:
Rigid Open Top	$24	$22	$93	$92
Rigid Closed Top	33	40	131	133
Engineered Materials	16	19	68	75
Flexible Packaging	14	16	58	58
Total	$87	$97	$350	$358
Restructuring and impairment charges:
Rigid Open Top	$2	$—	$5	$13
Rigid Closed Top	—	1	3	2
Engineered Materials	—	1	1	7
Flexible Packaging	—	—	4	8
Total	$2	$2	$13	$30
Business optimization costs (1) :
Rigid Open Top	$3	$12	$15	$45
Rigid Closed Top	2	2	15	15
Engineered Materials	2	1	7	5
Flexible Packaging	2	3	7	16
Total	$9	$18	$44	$81
Operating EBITDA:
Rigid Open Top	$49	$48	$184	$184
Rigid Closed Top	70	74	288	282
Engineered Materials	56	56	219	212
Flexible Packaging	30	32	124	107
Total	$205	$210	$815	$785
(1) Includes integration expenses, non-cash charges, and other business optimization costs.

Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Operating income	$107	$93	$408	$316
Add: non-cash amortization from 2006 private sale	8	8	32	40
Add: restructuring and impairment	2	2	13	30
Add: business optimization costs (1)	9	18	44	81
Adjusted operating income (3)	$126	$121	$497	$467

Add: depreciation	65	72	259	256
Add: amortization of intangibles (2)	14	17	59	62
Operating EBITDA (3)	$205	$210	$815	$785

Add: unrealized cost savings	—		5
Adjusted EBITDA (3)	$205		$820

Cash flow from operating activities	$245	$160	$637	$530
Net additions to property, plant, and equipment	(56)	(29)	(162)	(196)
Payment of tax receivable agreement	—	—	(39)	(32)
Adjusted free cash flow (3)	$189	$131	$436	$302

Net income per diluted share	$0.39	$0.24	$0.70	$0.51
Non-cash amortization from 2006 private sale (net of tax)…..	0.05	0.04	0.18	0.22
Debt extinguishment (net of tax)…..	—	—	0.53	0.19
Restructuring and impairment (net of tax)	0.01	0.01	0.07	0.17
Business optimization costs (1) (net of tax)…..	0.05	0.10	0.25	0.45
Adjusted net income per diluted share (3)	$0.50	$0.39	$1.73	$1.54

Estimated Fiscal 2016
Cash flow from operating activities	$817
Additions to property, plant, and equipment	(285)
Tax receivable agreement payment	(57)
Adjusted free cash flow (3)	$475

(1)	Includes integration expenses, non-cash charges, and other business optimization costs.

(2)
Amortization excludes non-cash amortization from the 2006 private sale of $8 million and $8 million for the September 26, 2015 and September 27, 2014 quarters, respectively and $32 million and $40 million for fiscal year ended September 26, 2015 and September 27, 2014, respectively.

(3)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company’s operations, and also among the criteria upon which performance-based compensation may be based.  Adjusted EBITDA also is used by our lenders for debt covenant compliance purposes. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our Company’s ability to fund its growth through its generation of cash.  Our projected Adjusted Free Cash flow for fiscal 2016 assumes $817 million of cash flow from operations less $285 million of additions to property, plant, and equipment and $57 million of payments under our tax receivable agreement.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures. Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

AVINTIV’s September 2015 Quarter Results Summary
(Not included in Berry’s reported September 2015 quarter or fiscal year consolidated financial results)

(Note: The following regarding AVINTIV's results of operations and financial position are preliminary and unaudited and provided solely for informational purposes.  It is based on AVINTIV's accounting records and has been prepared in accordance with AVINTIV's accounting policies and procedures. We cannot assure you that this information will not change. Any such differences may be unfavorable.)

September 2015 Quarter:

September 2015 Quarter AVINTIV net sales decreased approximately 12% to $440 million primarily related to selling price decreases due to the pass through of lower raw material costs and the impact from foreign currency changes as compared to the quarter ended September 30, 2014.  September 2015 Quarter Operating EBITDA increased $11 million to $70 million primarily related to synergy realization and contributions from acquisitions and improved product mix partially offset by higher selling, general and administrative costs.

Reconciliation of AVINTIV’s Operating Income to Non-U.S. GAAP EBITDA
(Unaudited)
(in millions of dollars)
	Quarterly Period Ended		LTM
	September 30, 2015	September 30, 2014	September 30, 2015

AVINTIV operating income	$33	$2	$114
Add: restructuring and impairment	-	7	3
Add: business optimization costs (1)	7	15	41
Adjusted operating income (2)	$40	$24	$158

Add: depreciation and amortization	30	35	117
Operating EBITDA (2)	$70	$59	$275
Add: pro forma acquisitions			11
Add: unrealized cost savings			19
AVINTIV Adjusted EBITDA (2)			$305

(1)	Includes integration expenses, non-cash charges, other business optimization costs, and sponsor management fees.

(2)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company’s operations, and also among the criteria upon which performance-based compensation may be based.  We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our Company’s ability to fund its growth through its generation of cash.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures. Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.
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Investor Contact:
Dustin Stilwell
812.306.2964
dustinstilwell@berryplastics.com

Media Contact:
Eva Schmitz
812.306.2424
evaschmitz@berryplastics.com